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                                                                            99.1




FOR IMMEDIATE RELEASE


Contact:     Ed Cornell
             Acting Chief Financial Officer
             Mazel Stores, Inc.
             (440) 248-5200


             MAZEL STORES ANNOUNCES NEW $70 MILLION CREDIT FACILITY

Cleveland, Ohio (August 23, 2001) -- Mazel Stores, Inc., (Nasdaq: MAZL), today announced it has closed on a $70 million, three-year, senior revolving credit facility from IBJ Whitehall Retail Finance, a division of New York-based IBJ Whitehall Financial Group.

In announcing the completion of the financing, Peter J. Hayes, Mazel Stores' Chief Executive Officer, stated, "We are very pleased to be working with IBJ Whitehall on this very important transaction and are confident that our new credit facility will provide Mazel the flexibility and financial resources needed to accomplish our short and long term goals".

Robert Barnhard, President of IBJ Whitehall said, "We are pleased to provide Mazel with the liquidity needed in today's competitive environment. We look forward to a long and successful relationship".

Mazel Stores, Inc. is a major regional closeout retailer and the nation's largest wholesaler of closeout merchandise. The Company operates 79 stores in New York, New Jersey, Connecticut, Pennsylvania, Delaware, Ohio, Kentucky and Michigan under the names "Odd Job," "Odd Job Trading" and "Mazel's." Company information is available on the Internet at www.mazelstores.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, (i) the Company's execution of a plan to restore both its retail stores and its wholesale division to profitability; (ii) the ability to purchase sufficient quality closeout and other merchandise at acceptable terms; and (iii) the ability of the Company


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to attract and retain qualified management and store personnel. Please refer to the Company's SEC filings for further information.